Exhibit 99.1

Dear Fellow Shareholders:
The year 2005 was one of rebuilding for our company as The PMA Insurance Group made solid progress toward regaining our business momentum. Following the restoration of our A.M. Best “A-” excellent rating in November 2004, we began to restore our renewal retention rates to their historic levels and write a level of new business approaching our new business production prior to our ratings change in November 2003. Because this business growth did not begin until the second quarter 2005, direct written premiums at The PMA Insurance Group for the full year 2005 were only 3% greater than the level that we achieved in 2004. Having reestablished confidence in the marketplace, however, we believe that in 2006, our direct written premiums will grow at a greater rate at The PMA Insurance Group compared to the level of production that we achieved in 2005. Importantly, we expect that the growth in 2006 will not require a commensurate increase in operating expenses.
The PMA Insurance Group functions in a competitive market. In 2005, workers’ compensation pricing continued to increase in the 4% range, and we believe that these price increases, when combined with increasing payrolls at our insureds, modestly outpaced loss cost trends. Primarily due to the improved loss ratios in 2005, The PMA Insurance Group continued its track record of profitability that began in 1998, improving its pre-tax operating income to $22.0 million from $13.1 million in 2004.
Today, The PMA Insurance Group is an organization with a solid financial foundation and adequate liquidity and capital resources that is focused on exceeding customer service expectations. As of December 31, 2005, The PMA Insurance Group had statutory surplus of $315 million.
At The PMA Insurance Group, we distinguish ourselves from competitors, many of whom are much larger companies, by our workers’ compensation specialty focus, an exceptional service franchise and a strong local presence built upon our network of full-service offices. We have developed service programs designed specifically to help our clients reduce overall insurance costs by minimizing and alleviating losses. We also proactively manage worker absence and the medical component of claims, returning injured workers to the workplace as soon as it is safe and medically effective. We work to create greater efficiencies for clients, and increase employee satisfaction for our clients with our well-managed programs. Our customer base is primarily comprised of “middle-market” and “upper middle-market” employers, who recognize that reducing workplace injury and controlling the duration of workplace disabilities is as important as their current cost of insurance; many of these employers are large enough that their own loss cost experience will substantially determine their ultimate cost of insurance.
At the Run-off Operations, we continued the orderly withdrawal from the reinsurance business that we announced in November 2003. During 2005, we entered into commutations with several ceding companies which reduced our insurance liabilities by just under $90 million. Including these commutations and despite the $30 million of reserve strengthening in the first quarter of 2005, we have reduced our insurance liabilities by over 55%, or $860 million, since we made the decision to place this business in run-off in November 2003. We continue to manage the expenses associated with our run-off, including a one-third reduction in staff during 2005. As a result of our actions, we believe that the Run-off Operations are over capitalized at December 31, 2005.

Many industry observers are uncertain about market conditions in the property and casualty insurance industry in 2006. Although there is a strong belief that property rates will increase due to the unprecedented levels of hurricane losses suffered by the industry in 2005, there is less consensus regarding the direction of rates in many casualty lines of business. We remain respectful of both the competitiveness of the market and continued increases in loss trends, especially in the workers’ compensation business. Nevertheless, we expect conditions to allow us to continue our efforts to reclaim business lost in 2004 before our “A-” rating was restored. While continuing to deliver quality service to our customers, we will work diligently to manage the increase in loss trends, primarily by using managed care initiatives to benefit both PMA and our customers.
We are dedicated to building upon The PMA Insurance Group’s exceptional service franchise that, along with our workers’ compensation expertise, distinguishes us in the property and casualty marketplace, and we are also committed to improving our operating returns at The PMA Insurance Group. While we will not compromise our fundamental operational philosophy and service approach, founded on professionalism, teamwork, accountability and execution, we will continue to challenge our operating efficiency and remain committed to diligent expense management.
Finally, we will continue our efforts to reduce our run-off liabilities and to reduce the level of capital deployed in the Run-off Operations, as soon as we deem prudent and insurance regulators permit. We believe that the unlocking of this capital will provide us with additional financial flexibility and lead to an improvement in our operating results.
Our employees and many customers and brokers continue to demonstrate strong support for us. We appreciate their loyalty. I am particularly proud of our employees for continuing to focus on outstanding customer service to clients and producers during this past year. Their performance is key to retaining existing customers and attracting new business. I also compliment and thank our run-off staff for the professionalism that they have demonstrated in executing our withdrawal from the reinsurance business.
We are deeply committed to our goal of building shareholder value at PMA Capital. While we have made good progress toward our goals in 2005, we recognize that we need to improve our overall results in 2006 and beyond. As we move forward, I am confident the strengths of our organization will enable us to continue our progress. We believe that, through measured written premium growth at The PMA Insurance Group, an orderly reduction of our run-off liabilities and continued expense management throughout our organization, we will achieve improved results in 2006.

Vincent T. Donnelly
President and Chief Executive Officer